Exhibit 5.1

Faegre Baker Daniels LLP

90 South Seventh Street

Minneapolis, Minnesota 55402

Telephone (612) 766-7000

Facsimile (612) 766-1600

July 8, 2015

Board of Directors
Dakota Plains Holdings, Inc.
294 Grove Lane East
Wayzata, Minnesota 55391

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of common stock, par value $.001 per share, of Dakota Plains Holdings, Inc., a Nevada corporation (the “Company”), offered and to be offered pursuant to the Dakota Plains Holdings 2011 Equity Incentive Plan, as amended through June 18, 2015 (the “Plan”), we have examined the Company’s Amended and Restated Articles of Incorporation, as amended, its Second Amended and Restated Bylaws, as amended, and such other documents, including the Registration Statement on Form S-8 of even date herewith, to be filed with the Securities and Exchange Commission (the “Commission”) relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion.

Accordingly, based upon the foregoing, we are of the opinion that:

1.                   The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

2.                   The shares that may be issued pursuant to the Plan will be, upon issuance in accordance with the Plan, validly issued and outstanding and fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ W. Morgan Burns
W. Morgan Burns